Exhibit 10.2

RBS CITIZENS, NATIONAL ASSOCIATION
63 Eugene O’Neill Drive
New London, Connecticut 06103

September 15, 2009

David C. Benoit
Vice President-Finance and Treasurer
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:                 Modification of Revolving Credit Facility

Dear Mr. Benoit:

We are pleased to confirm the willingness of RBS Citizens, National Association, successor-by-merger to Citizens Bank of Connecticut (the “Bank”) to amend the terms and conditions of the existing demand revolving credit facility (the “Facility”) provided to Connecticut Water Service, Inc. (the “Company”) pursuant to a letter agreement between the Bank and the Company dated as of May 8, 2002 (as amended and in effect, the “Letter Agreement”), as amended by that certain letter agreement between the Bank and the Company dated as of May 17, 2002, by that certain letter agreement between the Bank and the Company dated as of June 12, 2003, by that certain letter agreement between the Bank and the Company dated as of March 12, 2004, by that certain letter agreement between the Bank and the Company dated as of January 30, 2006, and by that certain letter agreement between the Bank and the Company dated as of November 20, 2007.  The Letter Agreement is hereby amended as follows:

1.           Paragraph 1 of the Letter Agreement, entitled “Amount” is hereby amended and restated in its entirety to read as follows:

“The aggregate principal amount of loans and advances (“Advances”) outstanding under the Facility shall not exceed $15,000,000 at any time during the period commencing on the effective date of this Letter Agreement and terminating on the Maturity Date.”

2.           Paragraph 2 of the Letter Agreement, entitled “Term”, is hereby amended and restated in its entirety to read as follows:

“This Facility shall expire, terminate and be repayable on June, 1, 2011 (the “Maturity Date”), unless renewed by the Bank.”

3.           Any and all references to the “Maturity Date” set forth in the Letter Agreement shall be amended to refer to, and mean, June 1, 2011.

4.           Paragraph 8 of the Letter Agreement, entitled “Facility Fee”, is hereby deleted in its entirety, and replaced with the following:

“8.           Unused Fee.

In consideration of the Bank’s agreement to make the Facility available to the Company, the Company shall pay to the Bank a non-refundable “Unused Fee” at the rate of 0.250% (i.e. 25.0 basis points) per annum multiplied by the average daily unused portion of the Facility (the “Unused Fee”).  The Unused Fee shall be payable monthly in arrears commencing on September 1, 2009 and on the first day of each calendar month thereafter and computed on the basis of a 360-day year and assessed for the actual number of days elapsed.”

5.           Any and all references to the “Fixed Rate” and/or “Fixed Rate Advances” set forth in the Letter Agreement (including without limitation Paragraph 5 thereof) are hereby deleted, it being the intention of the Company and the Bank that the Company shall not hereafter have any option to have any Advances (in whole or in part) bear interest at the Fixed Rate.

6.           Paragraph 5 of the Letter Agreement is hereby amended as follows:

(a)           The definition of “Prime Rate Advances” set forth in Paragraph 5 of the Letter Agreement is hereby amended to mean Advances bearing interest, at the option of the Bank, at a fluctuating rate equal to the Bank’s Prime Rate in effect from time to time plus the Applicable Margin.

(b)           The definition of “Applicable Margin” set forth in Paragraph 5 of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

“           “Applicable Margin” means 2.50% (i.e. 250 basis points) per annum.”

7.           Amendment to Promissory Note.  The Demand Promissory Note dated May 8, 2002 made by the Company as Maker to the order of the Bank as Payee (the “Note”) is hereby amended to (a) increase the principal amount thereof to $15,000,000, and (b) to provide that such Note will be payable on the Maturity Date, which amendment shall be evidenced by an allonge to the Note executed by the Company in substantially the form attached hereto as Exhibit A (the “Second Allonge”), which Second Allonge shall be permanently attached to the Note, and which Second Allonge is hereby incorporated in the Letter Agreement by reference and made a part thereof.

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Please confirm the Company’s acceptance of the foregoing amendment to the Facility by signing and returning to us the enclosed copy of this letter.

RBS CITIZENS, NATIONAL ASSOCIATION (successor-by-merger to Citizens Bank of Connecticut) By: /s/ Anthony Castellon Name: Anthony Castellon Title: Senior Vice President

The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (whether a request for an Advance under this Facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or facsimile transmission on the Company’s behalf by any person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication.  The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

The persons authorized to give communication on the Company’s behalf are the persons named on the certificate of incumbency delivered to the Bank pursuant to Paragraph 9(e) of the Letter Agreement.

CONNECTICUT WATER SERVICE, INC By: /s/ David C. Benoit Name: David C. Benoit Title: Vice President, Finance and CFO

Exhibit A

Second Allonge to Note

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SECOND ALLONGE TO DEMAND PROMISSORY NOTE

September 15, 2009

THIS ALLONGE (“ALLONGE”) IS TO BE ATTACHED PERMANENTLY TO THE DEMAND PROMISSORY NOTE MADE BY CONNECTICUT WATER SERVICE, INC. TO THE ORDER OF CITIZENS BANK OF CONNECTICUT (PREDECESSOR-BY-MERGER OF RBS CITIZENS, NATIONAL ASSOCIATION), IN THE ORIGINAL PRINCIPAL AMOUNT OF $9,000,000 ORIGINALLY DATED MAY 8, 2002, as amended by that certain first allonge to demand promissory note dated november 20, 2007 (THE “NOTE”).

All capitalized terms used but not otherwise defined in this Allonge shall have the meanings ascribed to such terms in the Note.

Except as set forth in this Allonge, the Note remains in full force and effect and has not been modified or amended in any respect.

This Allonge and the Note shall be read, construed and interpreted as one and the same instrument.

The Note is hereby amended to provide that:  (a) any and all references therein to the principal amount of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00), however and wherever depicted, shall hereinafter mean and refer to the principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00); and (b) the unpaid principal amount of the Note shall be paid at the times and in the manner set forth in Section 6 of the Letter Agreement, but if not sooner paid, the entire unpaid principal amount of the Note, together with accrued and unpaid interest thereon, shall be due and payable on the Maturity Date (as defined by the Letter Agreement), unless such date shall be extended pursuant to Section 2 of the Letter Agreement..

To the extent necessary to assure the liability of Maker to the Bank or Holder of the Note, the signature of Maker appearing below shall be construed as both an endorsement and a reissue of the Note.

CONNECTICUT WATER SERVICE, INC By: /s/ David C. Benoit Name: David C. Benoit Title: Vice President, Finance and CFO

The foregoing Allonge is hereby acknowledged and agreed to as of the date first set forth above.

RBS CITIZENS, NATIONAL ASSOCIATION (successor-by-merger to Citizens Bank of Connecticut) By: /s/ Anthony Castellon Name: Anthony Castellon Title: Senior Vice President